Contacts:
          Community Central Bank Corp., Ray Colonius, CFO - P:586 783-4500
          Marcotte Financial Relations, Mike Marcotte - P:248 656-3873

Community Central Bank Receives Regulatory Approval for River Place Financial Merger and Trust Powers	For Immediate Release

          MT. CLEMENS, Mich., June 21, 2005 - Community Central Bank, the wholly owned subsidiary of Community Central Bank Corporation (NASDAQ: CCBD), announced today that it has received regulatory approval to acquire River Place Financial Corporation and has also received approval to exercise trust powers.

          Ronald R. Reed, President and CEO of Community Central Bank, announced that the merger of Community Central Bank and River Place Financial Corporation has been approved by the regulators upon the completion of the acquisition of River Place by Community Central Bank Corporation. He also announced that the Bank has been approved to exercise trust powers. "We are very excited that our growing bank will be providing trust and wealth management services to our new and existing customers. We have a seasoned staff of trust professionals, led by William A. Penner, President of Community Central's Trust division and former CEO of River Place Financial. Since we are the only bank headquartered in Macomb County with trust powers, we feel uniquely positioned to meet our customers' needs. We believe we can respond to our customers' needs much more quickly than other Trust and Wealth management divisions that rely upon decision making in remote locations. Our commitment to our customers and community continues to drive our business model," Reed said.

Community Central Bank Corporation is the holding company for Community Central Bank in Mount Clemens, Michigan. The Bank opened for business in October 1996 and serves businesses and consumers across Macomb, Oakland, and St. Clair counties with a full range of lending, deposit, and Internet banking services. The Bank operates two full service facilities, one in Mount Clemens and the other in Rochester Hills, Michigan. Community Central Mortgage Company, LLC a subsidiary of the Corporation and Bank, operates locations servicing the Detroit metropolitan area.

Forward-Looking Statements. This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include: changes in interest rates and interest-rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulations; changes in tax laws; changes in prices, levies, and assessments; our ability to successfully integrate acquisitions into our existing operations, and the availability of new acquisitions, joint ventures and alliance opportunities; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors included in Community Central Bank Corporation's filings with the Securities and Exchange Commission, available free via EDGAR. The Corporation assumes no responsibility to update forward-looking statements.

###